UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  August 15, 2008
(Date of earliest event reported)
Grande Communications Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-115602	74-3005133
(State of incorporation)	(CommissionFile Number)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, TX	78666
(Address of principal executive offices)	(Zip Code)

(512) 878-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Grande Communications Networks, Inc. (“Networks”) has eliminated the position of Jeffrey A. Brennan (“Brennan”), the Senior Vice President of Business Services of both Grande Communications Holdings, Inc. (the “Company”) and Networks. Brennan’s employment with Networks ended effective August 15, 2008 (the “Separation Date”) and he ceased to be an officer of both Networks and the Company at that time. In connection with his separation from Networks, on August 15, 2008, Networks entered into a Separation Agreement and Full and Final Release of Claims with Brennan (“Separation Agreement”) providing for, among other matters, termination of Brennan’s employment as of the Separation Date. The Separation Agreement will become effective and enforceable on August 22, 2008, following a statutory seven-day revocation period.

Pursuant to the Separation Agreement, Brennan will receive severance in the form of the continuation of his current base salary (i.e., $200,497) payable over the approximately 12-month period following the Separation Date, in 26 equal semi-monthly installments, less withholdings. The Separation Agreement further provides for a lump sum payment to Brennan in an amount equal to Brennan’s cost of continuing the medical insurance coverage for Brennan and his eligible dependents under COBRA for the 12-month period following the Separation Date (i.e. $11,529), less withholdings. All vested stock options held by Brennan as of the Separation Date will remain exercisable by Brennan following the Separation Date in accordance with the applicable stock option agreements. All unvested stock options held by Brennan as of the Separation Date were forfeited in accordance with the applicable stock option agreements. Pursuant to the Separation Agreement, Brennan has released and waived any claims that he might have against the Company, Networks and certain other parties. The Separation Agreement also imposes certain restrictive covenants on Brennan, including a non-solicitation provision and prohibitions on both the disclosure of confidential information and trade secrets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDE COMMUNICATIONS HOLDINGS, INC.

Date: August 21, 2008	By:	/s/ Michael L. Wilfley
Michael L. Wilfley
Chief Financial Officer